RESELLER AGREEMENT



THIS AGREEMENT is made this 31st day of March, 1998 by and between Care Corporation Limited ("CCL"), with offices at Abbott Building, P.O. Box 3186, Main Street, Road Town, Tortola, British Virgin Islands and Cover-All Systems, Inc. (the "Company"), with offices at 18-01 Pollitt Drive, Fair Lawn, New Jersey 07410.


WHEREAS,

1. CCL develops and markets software products (including associated user and technical documentation) which are the property of and proprietary to CCL (the "CCL Software Products") together with CCL furnished technical and software support services ("CCL Services"). The CCL Software Products and CCL Services are hereinafter sometimes referred to collectively as the "CCL Product(s)";

2. The Company has, among other things, extensive knowledge and expertise in the marketing, sale and support of software products and services with particular focus on the financial services and insurance industry market sectors and desires to be appointed and authorized to resell CCL Products;

3. CCL has agreed to appoint the Company as a reseller of CCL Products and the Company has agreed to accept such appointment subject to and in accordance with the terms and conditions hereinafter appearing.

ACCORDINGLY IT IS HEREBY AGREED AS FOLLOWS:

1. Scope of this Agreement

Subject to the terms and conditions of this Agreement, including the Exhibits referenced herein and the terms of CCL reseller price and policy bulletins ("Reseller Bulletins") as issued by CCL from time to time, CCL agrees to sell, and the Company agrees to purchase, CCL Products for resale by the Company, to end user customers of the Company, during the term of this Agreement.

2. Appointment as Authorized Reseller

   (a)CCL appoints the Company as an authorized reseller ("Reseller") of the CCL Products more particularly identified and described in Exhibit A hereto, as the same may be amended from time to time pursuant to the provisions of
      Section 2(e) below. The Company agrees to market CCL Products only to commercial end user customers within the market categories and geographical territory more particularly described and set forth in Exhibit B hereto.

   (b)"Reseller" as used in this Agreement means an entity which, in the normal course of its business, markets and sells the products and/or services of a third party through a direct sales force to end user customers of the Reseller.

   (c)As an authorized Reseller, the Company agrees to comply with all instructions and directives, relating to authorized Resellers as contained in Reseller Bulletins issued by CCL.

   (d)This appointment is non-exclusive and will not prevent CCL from appointing other resellers of any kind or from directly marketing the CCL Products to end user customers and/or from supplying CCL Products for resale to other resellers. The Company will not market or deliver CCL Products to those companies (if any) listed in Exhibit C to this Agreement unless the Company receives express authorization from CCL which is documented by means of a written amendment to this Agreement executed on behalf of each of the parties hereto.

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3. Orders, Delivery and Acceptance

   (a)All orders (including but not limited to orders placed using the Company's standard form of purchase order) issued by the Company hereunder shall be in writing, shall refer to this Agreement and to the applicable "End User Agreement" (as such term is defined in Section 9 below) and shall be forwarded to CCL at the address set forth above. Such orders shall identify the type and quantity of CCL Products to be furnished by CCL to the Company and specify the requested delivery date for CCL Software Products and the time frame for the performance of CCL Services. Any additional terms and conditions contained in or endorsed on any such order or any other document accompanying or referenced by such order are of no effect, and CCL hereby gives notice of objection to such additional terms. Orders will bind CCL only when acknowledged and accepted by written confirmation from CCL. CCL shall issue written acceptance or rejection of an order no later than ten (10) days from the receipt of any order form.

   (b)For orders canceled, rescheduled or otherwise changed by the Company, CCL may impose a reasonable cancellation, rescheduling, or change fee.

   (c)Delivery of CCL Software Products which have been released for general commercial distribution will be made no later than thirty (30) days from the date of acceptance of the Company's order by CCL. The delivery date applicable to CCL Software Products which have not been released for general commercial distribution will be mutually agreed upon in writing by CCL and the Company prior to acceptance of the applicable order by CCL. The dates for the furnishing of CCL Services will be mutually agreed upon in writing by CCL and the Company prior to acceptance of the applicable order by CCL. With the Company's prior approval, CCL may make partial deliveries against any of the Company's orders, which deliveries will be invoiced and paid for in accordance with the terms of this Agreement notwithstanding the requirement to make subsequent deliveries against the same order.

   (d)CCL will ship CCL Software Products in accordance with its standard practices. CCL will deliver CCL Software Products and furnish CCL Services to the location(s) specified in the Company's order. Risk of loss and damage to CCL Software Products will pass to the Company upon delivery to the location specified in the applicable order. CCL Software Products will be deemed accepted if the Company does not give CCL written notice of rejection within 30 days after the date of shipment by CCL.

   (e)CCL may delete any CCL Product from Exhibit A of this Agreement at any time upon ninety (90) days prior written notice to the Company. CCL may add products and/or services to Exhibit A of this Agreement at any time upon written notice to the Company. CCL makes no commitment to offer any CCL Products to the Company other than such products and services as are specified in Exhibit A hereto.

4. Reports and Records

      The Company will submit to CCL, if requested by CCL, financial reports and other financial data as may be reasonably requested by CCL, and will retain for two years its accounts, agreements and other business records relating to sales of the CCL Products. The Company will permit CCL, upon reasonable notice during normal business hours, to examine such reports, financial data and records for the limited purposes of analyzing the Company's financial condition and verifying its compliance with the terms of this Agreement.

5. Prices and Discounts

   (a)Prices for CCL Products will be the CCL commercial list price in effect on the date CCL accepts the Company's order, less the applicable reseller discount as specified in CCL's then current applicable "Reseller Bulletin(s)." CCL may revise its list prices, Reseller discounts, or both at any time upon written notice to Company. If the Company's actual price after discount for a CCL Product is increased by any such a revision or revisions, then CCL shall give the Company at least ninety (90) days prior written notice of such revision or revisions with

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      respect to the CCL Product(s)  affected by any such revision(s),  in every other case CCL shall give the Company not less than ten (10) days written notice of any change to CCL's list price for any of the CCL Products and/or Reseller Discounts. The Company will be notified of list price and discount revisions by means of Reseller Bulletins issued by CCL.

      [i] Price decreases will apply to orders shipped after the effective date of the applicable price decrease.

      [ii]Any price increase will apply to orders received after the effective date of the applicable price increase and to all orders received before its effective date but scheduled for delivery more than one hundred twenty (120) days after such effective date.

      [iiiPrices do not include, and the Company is responsible for, any sales, withholding, use, value added, property and similar taxes levied on CCL Products furnished pursuant to this Agreement and/or other items furnished to the Company by CCL, exclusive of any and all taxes based upon the net income of CCL. Prices for CCL Services do not include the expense of travel, lodging and subsistence incurred in connection with the performance of such services. Such expenses will be billed to and payable by the Company in accordance with CCL's then current travel policy. Any and all travel time to and from a CCL facility (to the Company's facility or a Company end user facility) which is incurred in connection with the provision of CCL Services will be billed to and payable by the Company at the hourly fee rate of the applicable CCL personnel engaged in performing such services.

6. Payment Terms

   (a)Invoices  will be issued by CCL on or after  the date of  shipment  of CCL
      Software Products. Invoices in respect of CCL Services will be rendered annually in advance for standard software maintenance services and monthly in arrears for other CCL Services. Payment terms are net thirty (30) days from the date of invoice. Charges for change, rescheduling or cancellation fees, and for other items or services will be invoiced as incurred. CCL reserves the right to change payment terms at any time, upon not less than ten (10) days prior written notice to the Company, if in CCL's reasonable opinion the Company's financial condition or payment record so warrant.

   (b)CCL may impose a late payment charge equal to the lesser of (i) 1 1/2% per month of the outstanding amount due, or (ii) the maximum rate allowed by law. If the Company becomes delinquent in the payment of any amount due, CCL may suspend performance under this Agreement, without prejudice to any and all other remedies available to CCL (for nonpayment) under this Agreement or at law or in equity.

7. Obligations of Company

   (a)The Company will actively promote and market the CCL Products in accordance with the Company's then current and approved Marketing and Business Plan.

   (b)On an ongoing basis the Company will (i) maintain a qualified sales and technical staff of appropriate size, experienced in the sale, implementation and support of client/server software applications, and knowledgeable in the CCL Products and related items; (ii) provide end user customers with technical support and training in the use of the CCL Software Products, and (iii) provide adequate and attractive facilities for the display and demonstration of CCL Software Products.

   (c)Immediately upon receipt thereof, the Company will notify CCL of any legal or other notices which may affect CCL or its licensors and will promptly respond to any complaints regarding CCL Products made by the Company's end user customers and will timely notify CCL of any such complaint which is not promptly resolved by the Company.

   (d)The Company will market CCL Products only pursuant to the terms of this Agreement.

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



8. Obligations of CCL

   (a)CCL will make available, to a reasonable number of the Company's sales and technical staff, training and related materials with respect to the design, implementation and use of CCL Software Products. Availability and details of such training (including charges, if any) will be as specified in CCL's then current applicable Reseller Bulletin.

   (b)CCL will provide the Company, at no charge, with (i) a reasonable quantity of brochures and sales promotion material with respect to the CCL Products. Upon written request from the Company, CCL will furnish additional copies of such materials at CCL's then current charges.

   (c)CCL will provide the Company with periodic marketing communications and updates in respect of the CCL Products.

   (d)CCL will provide the Company with object code demonstration versions of CCL Software Products in order to facilitate the demonstration of such products by the Company to end user customers and prospects of the Company.

   (e)CCL will, as mutually agreed upon with the Company, and on a case by case basis, provide pre-sales support to the Company when such support is required in connection with the conclusion of a sale of CCL Products to an end user customer or prospect of the Company.

   (f)CCL will provide the Company with reasonable access to CCL product demonstration capabilities at the facility of International Insurance
      Technologies, Inc. ("IIT"), CCL's wholly owned subsidiary, in Tampa, Florida, or at such other CCL or IIT facility as is designated by CCL to the Company.

9. Warranties and Disclaimers

   (a)CCL warrants that each CCL Software Product furnished to the Company pursuant to this Agreement will perform (in its unaltered format) in accordance with the functional specifications for such CCL Software Product as documented in the application description manual ("ADM") for each such CCL Software Product when executed and operated by the designated computer equipment and software configuration more particularly described and set forth in Exhibit D hereto. CCL will deliver the applicable ADM for each software product ordered hereunder together with delivery of each such CCL Software Product. The duration of this warranty is ninety (90) days from the date of first delivery of each CCL Software Product by, or on behalf of, the Company to its original end user customer. CCL's obligation under this warranty shall be to replace any CCL Software Product which is defective due to damaged or defective software storage media and/or to correct any errors in a CCL Software Product which are causing such product not to substantially conform to the functional specifications set forth in the applicable ADM.

   (b)EXCEPT AS  PROVIDED  IN  SECTION  12  (INFRINGEMENT  INDEMNIFICATION)  AND
      SECTION 9(a) ABOVE, CCL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE CCL PRODUCTS. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, CCL MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OR ALL OF THE CCL PRODUCTS.

   (c)The warranty set forth in 9(a) above does not apply to any CCL Software Product which (i) has been altered, except by or under the direction of CCL; (ii) has not been handled, installed, maintained or operated in accordance with CCL instructions; or (iii) has been damaged by accident, misuse, negligence or external factors.


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10.End User Customer Agreements

   (a)CCL will provide the Company with end user customer agreement forms (the "End User Agreement") with respect to the licensing and provision of CCL Products.

   (b)The Company will make its end user customers aware of the terms and conditions of the End User Agreement during the course of the sales cycle to each such end user customer. The Company will obtain three (3) copies of a signed End User Agreement from each end user customer prior to submission of an order for CCL Products. The Company will promptly forward all three (3) copies of each signed End User Agreement (duly executed by each of the Company and the end user customer) to CCL. Upon acceptance of the order relating to any such End User Agreement, CCL will execute all three (3) originals of the End User Agreement and return two (2) fully executed originals to the Company. The Company will return one (1) fully executed original to the end user customer and retain the other fully executed original in the Company's files for a period of not less than seven (7) years.

   (c)The  Company's   obligations  under  this  Section  10  will  survive  the
expiration or termination of this Agreement.

11.Limitation of Liability and Indemnification

   (a)THE COMPANY'S SOLE AND EXCLUSIVE REMEDIES FOR DIRECT DAMAGES FROM ANY CAUSE RELATING TO OR ARISING OUT OF THIS AGREEMENT WHETHER BASED ON NEGLIGENCE, BREACH OF CONTRACT, WARRANTY OR OTHER LEGAL THEORY, WILL BE THOSE PROVIDED IN THIS AGREEMENT. EXCEPT FOR CLAIMS ARISING OUT OF CCL OBLIGATIONS UNDER SECTION 12, CCL'S LIABILITY FOR ANY AND ALL CLAIMS (ARISING OUT OF OR RELATING TO THIS AGREEMENT) WHETHER BASED ON NEGLIGENCE, BREACH OF CONTRACT, WARRANTY OR OTHER LEGAL THEORY, SHALL NOT EXCEED THE ACTUAL AMOUNT PAID BY THE COMPANY FOR THE SPECIFIC PRODUCT(S), SERVICE(S), OR OTHER ITEM(S), GIVING RISE TO THE CLAIM.

   (b)IN NO EVENT WILL CCL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, LOSS OF GOODWILL OR OTHER DIMINUTION IN THE VALUE OF THE COMPANY"S BUSINESS, REVENUES, PROFITS OR SAVINGS, EVEN IF CCL KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

   (c)Except for the remedies provided to the Company in this Agreement, the Company will indemnify and hold CCL harmless against any claims, costs, damages and liabilities arising out of or in any way connected with (i) any breach of this Agreement by Company, its employees or agents and (ii) any claim by end user customers or other third parties with respect to Company's products or other non-CCL products provided, recommended or referred by the Company or recommended, referred or introduced to the Company as provided in (d) below. Such indemnification will include all reasonable legal fees and other costs incurred by CCL in defending any such claims. Termination of this Agreement will not affect the Company's indemnification obligations pursuant to this Section 11(c).

   (d)CCL may direct the Company to third parties having products which may be of interest to the Company for marketing or use in conjunction with CCL Products. Notwithstanding any CCL recommendation, referral or introduction, the Company will independently investigate and test third party products and will have sole responsibility for determining suitability for marketing or use of third party products. CCL has no liability with respect to claims relating to or arising from the marketing, sale or use of such third party products.

   (e)CCL shall have no liability with respect to any claim of the Company or a third party on account of, resulting from, or arising out of the use of any software product furnished to the Company by CCL (pursuant to this

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      agreement) and which software  product is provided to CCL by a third party licensor (including software derived from such third party licensor's software). Licensors of software to CCL shall have no obligation to furnish any assistance, information or documentation with respect to any such software product.

12.Infringement Indemnification

   (a)CCL, at its own expense, will defend and indemnify the Company against any claim that CCL Software Products (to include the intellectual property of any third party which is comprised in any of the CCL Software Products) furnished under this Agreement infringe a United States patent or copyright or are subject to any claim of misappropriation of trade secrets protected under United States law, provided the Company (i) gives CCL prompt written notice of any such claim (of which the Company has actual notice, whether direct or indirect) in the manner prescribed by Section 17 of this Agreement, (ii) permits CCL to defend or settle the claim, and
      (iii) provides all reasonable assistance to CCL in defending or settling such claim.

   (b)As to any CCL Software Product which is or, in the opinion of CCL, may become subject to a claim of infringement or misappropriation, CCL may elect to (i) obtain the right of continued remarketing and use of such CCL Software Product for the Company or (ii) replace or modify such CCL Software Product to avoid such claim. If neither alternative is, in the opinion of CCL, available on commercially reasonable terms, then the Company, at the request of CCL, will discontinue remarketing of the affected CCL Software.

   (c)CCL will not defend or indemnify the Company if any claim of infringement or misappropriation (i) results from modification or alteration of any CCL Software Product by the Company or any third party, or (ii) results from use of any CCL Software Product in combination with any non-CCL product.

   (d)This Section 12 states the entire liability of CCL and the Company's sole and exclusive remedies for patent or copyright infringement and trade secret misappropriation.

   (e)The provisions of this Section 12 shall survive the expiration or termination of this Agreement.

13.License Rights With Respect to CCL Software Products

   (a)Title to all CCL Software Products supplied to the Company by CCL under this Agreement will remain with CCL or its licensors, and the Company will acquire no rights whatsoever to any CCL Software Product except as expressly granted and set forth in this Section 13.

   (b)Subject always to the Company's compliance with all of the provisions of this Section 13 CCL hereby grants to the Company a personal, non-transferable and non-exclusive right to: (i) distribute the CCL Software Products only to end user customers of the Company which have entered into an executed End User Agreement as provided for by Section 10 hereof, (ii) use for demonstration purposes such object code versions of CCL Software Products as may bc provided to the Company by CCL in order to effect the purposes of this Agreement, (iii) install CCL Software Products on the Company's end user customer computer equipment subject to such end user customer having entered into an End User Agreement which has been executed by such customer and CCL, and (iv) use CCL Software Products furnished to an end user customer of the Company (subject to such end user customer having entered into an End User Agreement which has been executed by such customer and CCL) for the purpose of providing such end user customer with implementation, training and/or technical support services.

   (c)The Company shall not delete or alter any proprietary rights or similar notices appearing on CCL Software Products.

   (d)The Company acknowledges that the CCL Software Products (and all intellectual property relating to or comprised in the CCL Software Products, including but not limited to any or all of the program code, system

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      architecture  or  design  of  the  CCL  Software  Products)  are  valuable proprietary trade secrets of CCL and that the Company shall maintain the CCL Software Products in the strictest confidence in accordance with the stipulations of this Agreement.

   (e)The Company agrees (except as is expressly authorized by this Agreement) not to use, provide, or otherwise disclose, or make available to any person or entity, in whole or in part, any CCL Software Product except as authorized by and subject to the terms of this Agreement. The Company agrees not to reverse engineer, decompile or disassemble any CCL Software Product, or any part or portion thereof, or to create or to attempt to create a derivative work based upon the CCL Software Products or any of them or any part or portion thereof, including but not limited to the system design and architecture of the CCL Software Products.

   (f)The Company agrees to apply the same standard of care it applies to protect its own confidential and proprietary information to protect the CCL Software Products. The Company shall advise all of Company's employees having a need to use the CCL Software Products on the Company's behalf, for the purposes contemplated by this Agreement, of the proprietary and confidential nature of the CCL Software Products and all of the Company's obligations hereunder with respect to the use and safeguarding of the CCL Software Products. Each such employee shall be obligated to protect the CCL Software Products from unauthorized disclosure (as required by the terms of this Agreement) pursuant to an appropriate written and executed non-disclosure agreement.

14.Trademarks and Trade Names; Advertising

   (a)As an authorized Reseller, the Company shall have the right to use the legend "Authorized Reseller of Care Corporation Software Products and Services" in signs, advertising, correspondence, proposals or other materials, provided that such legend appears in type smaller and less prominent than the Company's own name or mark.

   (b)CCL will provide the Company with formats for use by the Company in advertising and promoting the CCL Products. In using the formats, the Company will comply with all related instructions provided by CCL. In addition, CCL will provide the Company with written guidelines to assist the Company in developing other advertising and promotional programs and materials for the CCL Products. All materials relating to advertising, promotion or any other form of publicity with respect to the CCL Products must be submitted by the Company to CCL and approved in writing by CCL (except as to price and terms of sale the Company intends to offer) prior to the use of any such materials by the Company.

   (c)No right or license is granted by CCL to the Company to use CCL trademarks or trade names except as they appear on the CCL Products marketed by the Company or as authorized by CCL in connection with the advertising or promoting of such products. The Company will not affix any CCL trademarks, logos or trade names to any of the Company's products and will not disturb any legend, notice, label, plate, designation of any CCL trademark, logo or trade name or serial numbers on CCL Products.

   (d)The Company will not include CCL trademarks or trade names in any name under which the Company does business.

15.Protection of Confidential & Proprietary Information

   (a)For the purposes of this Agreement, "Information" means any information (including but not limited to technical, financial and business information) which is confidential and/or proprietary to CCL or the Company and which information is marked or designated "proprietary", "restricted", "confidential" or with a similar notice or designation.


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



   (b)Each party agrees that any Information that is furnished or made available or otherwise disclosed to the other party pursuant to this Agreement shall remain the property of the disclosing party.

   (c)Each party further acknowledges that any and all Information, disclosed hereunder, is valuable proprietary and confidential information of the disclosing party.

   (d)If Information is designated as confidential by an oral statement, the disclosing party shall confirm such disclosure in writing to the receiving party no later than ten (10) days after the oral disclosure and such written confirmation shall state the date and place of the disclosure, the individuals to whom the Information was disclosed and the nature of the Information.

   (e)The parties agree that all Information shall be used solely in connection with effecting the purposes of this Agreement, shall be kept strictly confidential, and shall be treated by the receiving party and by any person authorized pursuant to the terms of this Agreement, to have access thereto, as being valuable confidential and proprietary information of the disclosing party.

   (f)The receiving party shall not, without the prior written consent of the disclosing party hereto, disclose, provide or otherwise make available Information to any person or entity other than those of its employees who have a need to know such Information in order for the receiving party to carry out its obligations or exercise its rights hereunder. The receiving party shall require its employees who have access to Information to be made aware of its confidential and/or proprietary nature and of the applicable requirements relative to maintaining the confidence of such Information. The receiving party shall enforce these provisions for the benefit of the disclosing party. The receiving party shall protect the disclosing party's Information from unauthorized use or disclosure using the same standard of care which it uses to protect its own proprietary and/or confidential information. The obligations of the parties pursuant to this Section 15 shall survive the termination or cancellation of this Agreement with respect to each item of Information until the Information comes into the public domain through no fault of the receiving party or its employees.

   (g)This section 15 will not be construed to grant to the Company, or to CCL, any license or other rights in Information, except (with respect to the Company only) as is expressly set forth in this Section 15.

   (h)Upon termination of this Agreement, the receiving party will either. (i) promptly destroy (and certify such instruction by written letter of confirmation to the disclosing party) or (ii) return to the disclosing party all copies of Information in the Company's possession.

16.Term and Termination

   (a)This Agreement will begin on the Effective Date specified on the first page of this Agreement and continue in effect unless and until terminated as provided below.

   (b)Either CCL or the Company may terminate this Agreement without cause at any time upon six (6) months prior written notice.

   (c)Except as provided in Sections 16(d) and 16(e), if either party is in breach of any term of this Agreement, which breach (if capable of cure) remains uncured after the expiration of thirty (30) days from the date of written notice of such breach (given by the non breaching party to the other party) then this Agreement may be terminated forthwith by written notice to the breaching party.

   (d)CCL may terminate this Agreement at any time upon not less than ten (10) days prior written notice to the Company if the Company breaches any of its obligations under Sections 9, 12, 13 or 14 hereof and which breach. if capable of cure, remains uncured at the end of the aforesaid ten (10) day notice period.

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



   (e)If the  Company  fails to meet the terms of  payment  as  provided  for by
      Section 5 of this Agreement, CCL will have the right at any time, after the expiration of ten (10) days from the date of written notice to the Company demanding the payment of any sum which is outstanding, to terminate this Agreement forthwith by giving written notice of such termination to the Company.

   (f)Orders outstanding on the effective date of termination will be subject to acceptance or rejection at the sole discretion of CCL, and if accepted all performance by the parties shall be effected as if this Agreement remained in full force and effect. Payment terms for any order(s) accepted pursuant to this Section 16(f) will be as specified by CCL to the Company.

   (g)Upon the effective date of termination (i) the Company will pay CCL for all CCL Products furnished hereunder (irrespective of the dale of delivery) and any all other amounts then owed by the Company to CCL and
      (ii) the Company will discontinue use of its designation as an authorized Reseller of CCL.

17.Other Provisions

   (a)The relationship of CCL and the Company under this Agreement is that of independent contractors and neither is authorized to act as the agent of the other. This Agreement does not create nor is it intended to create any joint venture, franchise or other form of business relationship between the parties hereto. The Company will make no representations with respect to CCL Products other than as set forth in CCL supplied documentation or other materials.

   (b)Any failure or delay by either CCL or the Company in exercising any right or remedy, available to either CCL or the Company under this Agreement or at law or in equity, will not constitute a waiver of any such right or remedy. The waiver of any single act of default will not waive subsequent defaults of the same or different kind.

   (c)The Company shall comply with all applicable laws and regulations of the United States, including, but not limited to those relating to the export of commodities, technical data, and direct products of such technical data. The Company shall obtain written consent or authorization, if required, of the Office of Export Administration of the U.S. Department of Commerce prior to exporting or reexporting Products.

   (d)Neither this Agreement nor any right or obligation hereunder may be assigned by the Company. Any such assignment or attempted assignment shall be void. A change in control or ownership of the Company (or its parent or any affiliated companies) or sale of all or substantially all of the capital stock of the Company will be deemed an assignment. Notwithstanding the foregoing, the Company may assign its rights and obligations hereunder to a subsidiary or affiliate of the Company upon prior written notice to CCL.

   (e)All notices required by this Agreement to be given to the Company will be sent by certified or registered mail to its address on the first page of this Agreement. All notices required by this Agreement to be given to CCL will be sent by certified or registered mail addressed to:

               Abbott Building
               P.O. Box 3186
               Main Street
               Road Town, Tortola, British Virgin Islands

               Attention:  President

   (f)If any provision or any part of a provision of this Agreement shall be held to be invalid or unenforceable such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire provision or the Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

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



   (g)No provisions of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by a duly authorized representative of each of the parties hereto.

   (h)Notwithstanding anything in this Contract to the contrary, neither party shall be held responsible for any delay or failure in performance hereunder caused by fires, strikes, embargoes, governmental requirements, civil or military authorities, Act of God or by public enemy, act or omission of common or private carriers or other causes beyond such party's reasonable control and without such party's fault or negligence (each such event being called a "Contingency"). Each party shall promptly notify the other party in writing of any Contingency which occurs during the term of this Agreement and which Contingency impairs such party's ability to perform its obligations pursuant to this Agreement.

   (i)The Company will not engage in any deceptive, misleading, unethical or improper practices which may reflect adversely on CCL or the CCL Products.

   (j)This Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior understandings, agreements, proposals or discussion between them, and neither of the parties shall be bounded by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the effective date hereof in writing and signed by a duly authorized representative of each of the parties.

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




IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives, the day, month and year first before written.

Care Corporation Limited                        The Company

By:                                          By:

Name: Mark Johnston                          Name: Brian Magowan

Title: Director                              Title: Chief Executive Officer


                                    -11-
                                         03/31/98/JOD/12006/001/AGREE/263170.2

                                   EXHIBIT A

                 DESCRIPTION OF CCL SOFTWARE PRODUCTS AND CCL
                  SERVICES WHICH ARE SUBJECT TO THIS RESELLER
                                   AGREEMENT


CARE Software

The  CARE  Software  is  described  in  the  following   documents,   which  are
incorporated herein by reference for all purposes:

      1. Volume 1, CARE Systems  User's Guide:  System  Operations,  for release
5.5.1 released on February 28, 1996.

      2. Volume 2, CARE Systems User's Guide: Reports, Forms, & Correspondence, for release 5.5.1 released on February 28, 1996.

      3. Volume 3, CARE Systems User's Guide: System Setup & Maintenance, for release 5.5.1 released on February 28, 1996.

      4. Volume 4, CARE Systems User's Guide:  United States Edits,  for release
5.5.1 released on February 28, 1996.

      5.  All  such  updates,  revisions,  amendments,   modifications,   and/or
supplements to the foregoing.


                                         03/31/98/JOD/12006/001/AGREE/263170.2

                                   EXHIBIT B

                     DESCRIPTION OF MARKET CATEGORIES AND
                            GEOGRAPHICAL TERRITORY


   THE GEOGRAPHIC TERRITORY EXPRESSLY EXCLUDES THE COMMONWEALTH OF AUSTRALIA, THE DOMINION OF NEW ZEALAND, AND THE UNITED STATES OF AMERICA.





                                         03/31/98/JOD/12006/001/AGREE/263170.2

                                   EXHIBIT C


                   LISTING OF COMPANIES TO WHICH THE COMPANY
                    WILL NOT MARKET OR RESELL CCL PRODUCTS

None.

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


                                   EXHIBIT D

                       DESIGNATED EQUIPMENT AND SOFTWARE
                   CONFIGURATION IS FOR THE EXECUTION OF CCL
                               SOFTWARE PRODUCTS

To be provided within 15 days from the date herof.

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